UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 18, 2017

bebe stores, inc.
(Exact Name of Registrant as Specified in Charter)

California	0-24395	94-2450490
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 Valley Drive
Brisbane, CA 94005
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(415) 715-3900

   Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement;
Item 2.06	Material Impairments;
Item 8.01	Other Events.

On April 18, 2017, bebe stores, inc. (the “Company”) entered into a Consulting Agreement (the “Agreement”) with Great American Group, LLC, an affiliate of B. Riley & Co., the Company’s financial advisor, and Tiger Capital Group, LLC (collectively, “Consultant”), to, among other things, sell (i) all merchandise and inventory owned by the Company and certain of its subsidiaries located in its existing retail stores (the “Stores”) and (ii) certain furnishings, trade fixtures, equipment and improvements to real property with respect to the Stores. We may incur a loss in connection with this sale of our merchandise and inventory, but we cannot estimate such loss at this time.
Consultant will be paid $550,000 in consideration for its services, plus reimbursement for certain expenses, and will receive an additional fee of 15% of the gross proceeds generated from the sale of the furnishings, trade fixtures, equipment and improvements to real property. The Agreement also contains customary representations, warranties, covenants and indemnities by the Company and Consultant.
The Company currently anticipates that it will close all of the Stores by the end of May 2017. The Company expects to recognize an impairment charge of approximately $20 million, net of deferred rent and other credits, as a result of closing the Stores. This impairment charge will be recorded in the third and fourth quarters of fiscal year 2017.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending July 1, 2017.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

bebe stores, inc.
Dated: April 20, 2017	/s/ Walter Parks
Name: Walter Parks
Title: President, Chief Operating Officer and Interim Chief Financial Officer